Merrimac Series

                                       Shareholders Meeting Results (Unaudited)

A special meeting of the shareholders of the Merrimac Cash Series (the "Cash Series"), Merrimac Prime Series (the "Prime Series"), Merrimac Treasury Series (the "Treasury Series"), Merrimac Treasury Plus Series (the "Treasury Plus Series"), the Merrimac U.S. Government Series (the "U.S. Government Series"), and Merrimac Municipal Series (the "Municipal Series"), each a series of the Merrimac Series was held on December 2, 2004.

Proposal 1

To elect five Trustees to serve on the Board of Trustees of the Merrimac Series until their Successors have been duly elected and qualified.

         The result of the vote taken among shareholders was:

                                                   Affirm                      Withhold
Francis J. Gaul, Jr.                                  2,924,091,995.87                  12,577,102.00

Kevin J. Sheehan                                      2,880,008,373.87                  56,660,724.00

Thomas E. Sinton                                      2,924,091,995.87                  12,577,102.00

Thomas J. Brown                                       2,924,091,995.87                  12,577,102.00

Arthur H. Meehan                                      2,924,929,522.87                  11,739,575.00


Proposal 2

         To adopt a "Manager-of-Managers" arrangement.

With regard to Proposal 2, the special meeting of the shareholders of the Treasury Series was adjourned to December 10, 2004. The result of the vote taken among shareholders was:

                                                  For                     Against               Abstain
Treasury Series                                    120,029,935.00           37,284,882.00       6,338,968.00

With regard to Proposal 2, the special meeting of the shareholders of the Treasury Plus Series was adjourned to December 10, 2004 and to December 21,
2004. The result of the vote taken among shareholders was:

                                                  For                     Against               Abstain
Treasury Plus Series                                78,923,732.00           33,229,978.00       1,755,502.00